Exhibit 10.1

SETTLEMENT AND ESCROW RELEASE AGREEMENT

THIS SETTLEMENT AND ESCROW RELEASE AGREEMENT (this “Agreement”) is dated as of November 7, 2006 by and among vFinance Investments Holdings, Inc., a Florida corporation (“Buyer”), vFinance, Inc., a Delaware corporation (“Parent”), Global Partners Securities, Inc. a New York corporation (“Global”), Level2.com, Inc., a Florida corporation (“Level2”) and Edwards Angell Palmer & Dodge LLP (formerly Edwards & Angell LLP), a Massachusetts limited liability partnership, as escrow agent (the “Escrow Agent”). Buyer, Parent, Global, Level2 and Escrow Agent are hereinafter, the “Parties”.

RECITALS

A.  Each of the parties to this Agreement entered into a Stock Escrow Agreement as of November 2, 2004 (the “Escrow Agreement”) in connection with a Stock Purchase Agreement and an Asset Purchase Agreement entered into on the same date (the “Purchase Agreements”).

B. Under the terms of the Escrow Agreement, Edwards Angell Palmer & Dodge LLP acted as escrow agent and held a total of 8,324,690 shares of common stock, par value $.01 per share (the “Common Stock”), of vFinance, Inc. (the “Parent Shares”) and warrants to purchase 3,299,728 shares of Common Stock of Parent (the “Parent Warrants”).

C.  A stock certificate representing one-half of the Parent Shares was issued in the name of Global Partners Securities, Inc. and another stock certificate representing one-half of the Parent Shares was issued in the name of Level2.com, Inc.

D.  A warrant granting Global one-half of the Parent Warrants was executed and deposited into escrow at the time of the Escrow Agreement and another warrant granting Level2 one-half of the Parent Warrants was executed and deposited into escrow at the time of the Escrow Agreement.

E.  After the Parent Shares and Parent Warrants were deposited in escrow, a dispute arose among the Parties over the amount of Parent Shares and Parent Warrants that were deposited in escrow and the value of such items.

F. The Parties desire to resolve certain disputes over the amount of Parent Shares and Parent Warrants deposited into escrow and the value of the same, and for this reason, have entered into this Agreement, which sets forth the terms and conditions upon which the Parent Shares and Parent Warrants as well as all other items held by the Escrow Agent shall be released from escrow.

AGREEMENT

In consideration of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.  Recitals. The foregoing recitals are true and correct and are hereby incorporated into this Agreement.

2. Calculation of Parent Shares and Issuance of New Stock Certificates. The Parties have determined that the amount of Parent Shares originally deposited into escrow exceeded the amount of shares of Common Stock of Parent that should have been deposited into escrow by an amount of 1,748,185 shares of Parent. Accordingly, the Parties hereto hereby acknowledge and agree that the number of shares of Common Stock of Parent that should have been deposited into escrow equals 6,576,505 shares, with 3,288,253 shares allocated to Global and 3,288,252 shares allocated to Level2. The Parties hereto hereby authorize and direct the Escrow Agent to release the original stock certificates representing the Parent Shares to Parent and further direct the appropriate officer or other designated person of Parent to immediately cancel such stock certificates and issue new certificates to Global and Level2 in the amounts described above. Upon such issuance, the original stock certificates representing the Parent Shares shall have no value and shall be deemed cancelled in full and Parent shall immediately (i) deliver a stock certificate to Global in the amount of 3,288,253 shares of Common Stock of Parent and (ii) deliver a stock certificate to Level2 in the amount of 3,288,252 shares of Common Stock of Parent.

3. Calculation of Parent Warrants and Issuance of New Warrants. The Parties have determined that the amount of shares of Common Stock indicated on the Parent Warrants originally deposited into escrow exceeded the amount of shares that should have been indicated on the Parent Warrants by an amount of 692,942 shares. Accordingly, the Parties hereto hereby acknowledge and agree that the total number of shares of Common Stock of Parent that should have been purchasable upon exercise of the Parent Warrants equals 2,606,785 shares, giving Global a warrant to purchase 1,303,393 shares of Common Stock of Parent and giving Level2 a warrant to purchase 1,303,392 shares of Common Stock of Parent. The Parties hereto hereby authorize and direct the Escrow Agent to release the original Parent Warrants to Parent and further direct the appropriate officer or other designated person to immediately cancel such warrants and execute and issue new warrants to Global and Level2 in the amounts described above. Upon such issuance, the warrants representing the Parent Warrants shall have no value and shall be deemed cancelled in full and Parent shall immediately (i) deliver a fully executed warrant granting Global a right to purchase 1,303,393 shares of Common Stock of Parent and (ii) deliver a fully executed warrant granting Level2 a right to purchase 1,303,392 shares of Common Stock of Parent.

4.  Release of ESI Stock. Upon execution of this Agreement, the Parties hereto authorize and direct the Escrow Agent to release the issued and outstanding capital stock of Equity Stations, Inc. to Parent or Buyer, if it has not already done so.

5.  Release of Escrow Agent. The Parties each acknowledge and represent that the terms and conditions necessary to release all of the items held in escrow by the Escrow Agent have been fully satisfied and hereby remise, release, acquit, satisfy, and forever discharge the Escrow Agent, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which any party hereto ever had, now has, or which any personal representative, successor, heir or assign of said first party, hereafter can, shall or may have, against the Escrow Agent, for, upon or by reason of any matter, cause or thing related to or in connection with the Escrow Agreement, the Parent Shares, the Parent Warrants or any other matters in any way related to the Purchase Agreements.

6.  Release regarding the Items in Escrow. Global and Level2 each acknowledge and represent that the terms and conditions necessary to release all of the items held in escrow by the Escrow Agent have been fully satisfied and, upon receipt of the new stock certificates and new warrants from Parent, remise, release, acquit, satisfy, and forever discharge Parent and Buyer, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which any party hereto ever had, now has, or which any personal representative, successor, heir or assign of said first party, hereafter can, shall or may have, against Parent and Buyer, for, upon or by reason of any matter, cause or thing related to or in connection with the Parent Shares, the Parent Warrants or any other matters in any way related to the Purchase Agreements.

7. Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to the other Parties as follows:

(a) It has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action and no further action is required by such party, its board of directors or its stockholders in connection herewith. This Agreement has been duly executed and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation enforceable against it in accordance with its terms.

(b) It is duly organized and validly existing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to execute, deliver and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(c) Neither the execution and delivery of this Agreement nor the performance of its obligations hereunder will violate any provision of law applicable to it or require any consent or approval of, or filing with or notice to any public body or authority under any provision of law applicable to it other than notices or filings pursuant to the federal securities laws.

8. Expenses. All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses and all sales, transfer or other similar taxes payable in connection with this Agreement will be borne by the party incurring such taxes.

9.  Cooperation. The Parties hereto intend that this Agreement be a legally enforceable document, and agree to work together and cooperate in completing the transactions contemplated hereby. The Parties further agree that each shall, at each other's or the transfer agent’s request, execute and deliver all such further assignments, endorsements and other documents as may be reasonably requested in order to effectuate and comply with the terms of this Agreement.

10.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered personally (including delivery by recognized courier service, such as Federal Express), delivered by facsimile transmission or on the fifth (5th) succeeding business day after being mailed postage prepaid, by registered or certified mail to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to Parent to:         vFinance, Inc.
3010 North Military Trail
Boca Raton, FL 33431
Attention: Chief Executive Officer
Facsimile No.: (561) 981-1089

If to the Buyer to:               vFinance Investments Holdings, Inc.
3010 North Military Trail
Boca Raton, FL 33431
Attention: President
Facsimile No.: (561) 981-1089

If to Global to:          Global Partners Securities, Inc.
c/o Keith Wasserstrom
1909 Tyler Street - PH
Hollywood, FL 33020
Attention: President
Facsimile No.: (954) 241-6846

If to Level2 to:                     Level2.com, Inc.
c/o Wasserstrom Giulianti, P.A.
1909 Tyler Street
Wachovia Center-Penthouse
Hollywood, FL 33020
Attn: Keith Wasserstrom
Facsimile No.: (954) 241-6846

If to Escrow Agent to:        Edwards Angell Palmer & Dodge, LLP
350 East Las Olas Blvd.
Suite 1150
Fort Lauderdale, FL 33301-4215
Attention: Leslie J. Croland, P.A.
Telephone: (954) 727-2600
Facsimile No.: (954) 727-2601

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to its conflict of law principles. The parties hereto hereby irrevocably submit to the jurisdiction of any federal or state court sitting in Broward County, Florida in any action or proceeding arising out of or relating to this Agreement and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

12. Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Parties hereto.

13.  Waiver. Any Party to this Agreement may (a) extend the time for the performance of any obligations or other acts of any other party hereto or (b) waive compliance with any agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or as a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

16. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18. Survival. All representations, warranties and covenants shall survive the date hereof.

19. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective directors, officers, heirs, legal representatives, attorneys, successors and assigns.

20. Counterparts. This Agreement may be executed in one or more counterparts, and by different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement and facsimile signatures shall have the same effect as original signatures.

[Signature blocks appear on the following page]

IN WITNESS WHEREOF, each of the Parties hereto has duly executed, or has caused this Agreement to be duly executed by its duly authorized representative, as of the date first written above.

VFINANCE INVESTMENTS HOLDINGS, INC.

By:	/s/ Leonard J. Soklow
Name: Leonard J. Soklow Title: Authorized Representative

VFINANCE, INC.

By:	/s/ Leonard J. Sokolow
Name: Leonard J. Sokolow Title: Authorized Representative

GLOBAL PARTNERS SECURITIES, INC.

By:	/s/ Marcos Konig
Name: Marcos Konig Title: President

LEVEL2.COM, INC.

By:	/s/ Marcos Konig
Name: Marcos Konig Title: President

EDWARDS ANGELL PALMER & DODGE, LLP

By:	/s/ Leslie J. Croland
Name: Leslie J. Croland Title: Partner